Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JAMF HOLDING CORP.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Jamf Holding Corp.

SECOND: The name and address of the registered agent in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value per share of $0.01.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Third Amended and Restated Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.

SIXTH: Election of directors need not be by written ballot.

SEVENTH:

(a)            To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b)            Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

EIGHTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation acknowledges that: (i) (A) each Financial Sponsor, (B) director employed by any Financial Sponsor, (C) officer affiliated with any Financial Sponsor and (D) any other officer or director of the Corporation specifically designated by Francisco Partners Management, L.P. or one of its affiliates (collectively, the “Exempted Persons”) shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly, engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries or deemed to be competing with the Corporation or any of its subsidiaries; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Corporation or any of its subsidiaries, then such Exempted Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and shall not be liable to the Corporation or its affiliates or stockholders for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation. For the avoidance of doubt, this Article EIGHTH is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of the Corporation or any of its Subsidiaries with respect to the matters set forth herein, and this Article EIGHTH shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

NINTH: For purposes of this Third Restated Certificate of Incorporation:

(a)            “Controlled Entity” means any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Corporation.

(b)            “Financial Sponsors” means Francisco Partners Management, L.P. and each of its respective affiliates, any portfolio company in which it or any of its respective investment fund affiliates has made a debt or equity investment (and vice versa), and any of its respective limited partners, non-managing members or other similar direct or indirect investors.